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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-22861

                        FIRST INTERNATIONAL BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                               280 Trumbull Street
                               Hartford, CT 06130
                                 (860) 727-0700
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     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                                Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: One.

         Pursuant to the requirements of the Securities Exchange Act of 1934, First International Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person on August 7, 2001.


                                      By:  /s/ Robert J. Bernabucci
                                         -------------------------------------
                                         Name:  Robert J. Bernabucci
                                         Title: President